Exhibit 99.2

Intercept Pharmaceuticals Announces Completion of Public Offering and Exercise of Option to Purchase Additional Shares

NEW YORK, NY, June 24, 2013 / PR Newswire / — Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT), a clinical stage biopharmaceutical company focused on the development and commercialization of novel bile acid therapeutics to treat chronic liver diseases, today announced the completion of its previously announced underwritten public offering of 1,730,000 shares of its common stock at a public offering price of $33.01 per share. In addition, the underwriters have exercised in full their option to purchase an additional 259,500 shares of common stock at the public offering price.

All of the shares in the offering were sold by Intercept, with net proceeds to Intercept of approximately $61.7 million, after deducting underwriting discounts and commissions and estimated offering expenses.

BofA Merrill Lynch and Citigroup acted as joint book-running managers, BMO Capital Markets acted as lead manager and Needham & Company, Wedbush PacGrow Life Sciences and Janney Montgomery Scott acted as co-managers for the offering.

A registration statement on Form S-1 relating to the shares of common stock sold in this offering was declared effective by the Securities and Exchange Commission on June 18, 2013. A final prospectus relating to the offering has been filed with the SEC. Copies of the final prospectus may be obtained from the offices of BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or via email, at dg.prospectus_requests@baml.com; or Citigroup c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, via telephone at 1-800-831-9146 or email at batprospectusdept@citi.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is initially being developed for the second line treatment of primary biliary cirrhosis (PBC) in patients with an inadequate response to, or who are unable to tolerate, ursodiol, the only approved therapy for this indication. OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC. Intercept owns worldwide rights to OCA outside of Japan and China, where it has out-licensed the product candidate to Dainippon Sumitomo Pharma.

For more information about Intercept, please contact Mark Pruzanski, MD, or Barbara Duncan, both of Intercept Pharmaceuticals at 1-646-747-1000.

Source: Intercept Pharmaceuticals